EXHIBIT 99

                              NASDAQ SYMBOL: LASE

                     LASERSIGHT SEEKS COURT INTERPRETATION
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    Winter Park, Fla., May 31, 2000 -- LaserSight Incorporated (Nasdaq:
LASE) announced today that it has filed a declaratory judgment and injunctive relief action in connection with its 1997 License and Royalty Agreement ("Agreement") with Luis A. Ruiz, M.D., and Sergio Lenchig. The action relates to the January 2000 Amendment to the Agreement that provided for the royalties payable under the Agreement to be reduced in exchange for the Company making up front cash payments totaling $7.6 million and issuing 555,552 shares of the Company's common stock.

    The cash payments and stock issuance in question were to be made only if the Company, using its reasonable best efforts, raised $15 million in capital by May 31, 2000, or if the Company, at its sole option, decided to make the payments and issuance despite the fact that the $15 million had not been raised. Less than $15 million was raised and the Company has elected not to exercise its option. However, Dr. Ruiz and Mr. Lenchig have offered to provide the deficiency ($1,750,000) by purchase of Company stock at $10 per share, and claim that the Company's failure to accept their offer constitutes a material breach of the January 2000 Amendment. The Company's complaint (filed in the U.S. District Court, Eastern District of Virginia, Alexandria Division) alleges that the offer of Dr. Ruiz and Mr. Lenchig is an attempt to change the terms of the January 2000, Amendment and that the Company is not in breach.

    LaserSight is a leading supplier of quality technology solutions for laser vision correction. The Company markets its excimer laser systems and keratome products in more than 30 countries. In the United States, the Company's LaserScan LSX excimer laser system is approved for the treatment of low to moderate myopia by photorefractive keratectomy.

    This press release contains forward-looking statements regarding litigation and other future events which involve risks and uncertainties that could materially affect the Company's operations. Investors should refer to documents that the Company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.